Exhibit 10.1

ACKNOWLEDGEMENT AND AGREEMENT

This ACKNOWLEDGEMENT AND AGREEMENT (the “Agreement”) is effective as of May 7, 2020, by and between, Oncocyte Corporation (the “Company”) and Ronnie Andrews, an individual (“Participant”), with reference to the following facts:

RECITALS

WHEREAS, the Company is facing, and is expected to continue to face, economic hardship due to the COVID-19 pandemic;

WHEREAS, Participant and the Company have mutually agreed to defer some or all of Participant’s compensation to a future date upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and the representations and warranties contained in this Agreement, incorporating the recitals above, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties hereby covenant and agree as follows:

AGREEMENT

1. Base Compensation Deferral. Notwithstanding any provision of Participant’s employment agreement or service agreement with the Company, Participant hereby agrees to defer (“Deferral”) Thirty Percent (30%) of Participant’s base salary (or $5,538.46/per pay period) for each of the Company’s regular payroll periods between May 11, 2020 and December 4, 2020 and the entire Cash Bonus Payment, as defined below (total deferred amount, “Deferred Compensation” and period between May 11, 2020 and December 4, 2020, the “Short-Term Deferral Period”). The Company shall pay to Participant the total value of Participant’s total Deferred Compensation, plus interest (“Interest”) accruing (from the date Deferred Compensation was otherwise due to be paid until the date it is actually paid) at an annual rate of Ten Percent (10%), except for Cash Bonus Payment deferral, which shall accrue interest at a rate of Six Percent (6%) (collectively, the “Deferral Amount”), no later than the Final Payment Date, as defined below. Upon the termination of the Short-Term Deferral Period, Participant’s base salary shall be reinstated.

2. Payment Method. As payment of the Deferral Amount, Company shall pay at least Forty Percent (40%) of such Deferral Amount (which shall be deemed the portion of the Deferral Amount that includes accrued Interest) in cash. The remaining Sixty Percent (60%) of the Deferral Amount may be paid to Participant in (i) cash; (ii) shares of the Company’s common stock; or (iii) some combination thereof, as requested by the Participant at the time of payment and approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”). For the purposes of any portion of the Deferral Amount which is paid in shares of the Company’s common stock, the value of the Company’s shares of common stock on the payment date shall be their Fair Market Value, as determined under the Company’s 2018 Equity Incentive Plan (the “Plan”).

3. No Effect On Payments For Ancillary Services. Participant and the Company acknowledge and agree that to the extent any compensation or benefit (including any bonus entitlement and severance entitlement) is calculated by reference to Participant’s base salary (other than Company’s contributions to its Oncocyte 401(k) plan), such compensation or benefit shall be calculated without taking into account the Deferral (i.e., taking into account Participant’s original base salary. Notwithstanding anything to the contrary in any Participant’s employment agreement or service agreement, as applicable, Participant acknowledges and agrees that Good Reason (or any similar term, in each case, as such term is defined in the Participant’s employment agreement or service agreement, as applicable, or any other agreement or arrangement by and between the Participant and the Company or any of its affiliates) shall not be triggered, and Participant shall not have the right to terminate Participant’s service relationship with the Company for Good Reason, solely as a result of the occurrence of the Deferral. In addition, Deferral shall not give rise to any claim by Participant for constructive termination.

4. Final Payment Date. The Deferral Amount shall be paid to Participant on such date as determined by the Committee, provided that it shall be paid no later than (i) December 31, 2020, (ii) Participant’s service with the Company is terminated by the Company without cause; or (iii) two business days following the Company undergoing a Change of Control, as defined in the Plan (the earlier of such events, a “Final Payment Date”).

5. Section 409A. The parties intend that this Agreement, as well as the payments and benefits under this Agreement, shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or, if not so exempt, shall be treated in a manner which complies with the requirements of Section 409A, and the parties intend that this Agreement be construed and administered in accordance with such intention. In the event that the parties determine that the terms of this Agreement need to be modified in order to comply with Section 409A, the parties shall cooperate reasonably to do so in a manner intended to best preserve the economic benefits of this Agreement. The Company makes no representation that any or all of the payments or benefits described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

6. Amendment. This Agreement cannot be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The execution of any amendment to this Agreement by all parties hereto shall establish that such execution was made in accordance with any applicable requirements for approval.

7. Entire Agreement. This Agreement, contains the entire agreement of the parties and supersedes any prior written or oral agreements between them respecting the subject matter contained in the Agreement.

8. Bonus. Reference is made to Service’s Provider’s Employment Agreement with the Company, dated June 4, 2019, as amended (“Employment Agreement”). As is provided in Section 4(b) of the Employment Agreement, the payment of a bonus for any year is discretionary, the bonus is not earned until paid, may be paid in any form selected by the Board of Directors or the Compensation Committee of the Company, and Participant must be employed on the payment date to be eligible to earn the bonus. Participant’s bonus for 2019, shall be earned and paid as follows: 1. Participant shall receive $186,240 as part of Deferred Compensation (“Cash Bonus Payment”) subject to the terms and conditions of this Agreement (for purposes of Interest accrual, Cash Bonus Payment shall be deemed otherwise due to be paid on June 19, 2020 and shall be deemed vested as of such date); and (2) on or about the date hereof, Participant will be granted 106,221 (equivalent to $279,360) restricted stock units pursuant to the terms and subject to the conditions set forth in the Restricted Stock Unit Agreement, substantially in the form attached hereto as Exhibit A, and the Company’s 2018 Equity Incentive Plan. Participant acknowledges and agrees that he is not entitled to receive any other bonus payments for 2019 under Section 4(b) of the Employment Agreement.

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IN WITNESS WHEREOF, the parties have executed this Participant Service Agreement to be effective as of the date first set forth above.

COMPANY:

Oncocyte Corporation

By:
Name:
Its:

PARTICIPANT:

Ronnie Andrews

[Signature Page to ACKNOWLEDGEMENT AND AGREEMENT]